Exhibit 10.7

QUEST DIAGNOSTICS INCORPORATED
NON-QUALIFIED STOCK OPTION AGREEMENT

This Non-Qualified Stock Option Agreement (the “Option Agreement”), dated as of February 15, 2006 (the “Grant Date”), is by and between Quest Diagnostics Incorporated, 1290 Wall Street West, Lyndhurst, New Jersey 07071 (the “Corporation”) and W. Thomas Grant, II (the “Optionee”) [address].

1.

Conditions. This Option Agreement is subject in all respects to the Corporation’s Amended and Restated Long-Term Employee Incentive Plan, which is incorporated herein by reference. The Optionee acknowledges that he/she has read the terms of the Amended and Restated Long-Term Employee Incentive Plan and that those terms shall govern in the event of any conflict between them and those of this Option Agreement.

In consideration of the grant of the option provided pursuant to this Option Agreement and by accepting the terms of this Agreement, the Optionee agrees that all options granted to the Optionee by the Corporation prior to the date hereof (the “Prior Options”) shall be subject to forfeiture pursuant to paragraph 4(b)(ii) of this Option Agreement (for false attestation under the Executive Share Ownership Guidelines of the Corporation (the “ Minimum Share Ownership Policy”)), the Shares obtained on exercise of such Prior Options after the date hereof shall be subject to the Minimum Share Ownership Policy pursuant to paragraph 5(b) of this Option Agreement and the terms of paragraphs 4(b)(ii) and 5(b) hereof are made a part of the terms of each of the Prior Options.

In consideration of the grant of the option provided pursuant to this Option Agreement and by accepting the terms of this Agreement, the Optionee agrees that this Option shall be subject to forfeiture pursuant to paragraph 4(b)(iii) of this Agreement.

This Option Agreement shall become effective only after the Optionee has executed and returned to the Executive Compensation Department (to the attention of Lisa Zajac (1290 Wall Street West – 5th Floor, Lyndhurst, NJ 07071) a signed copy of this Option Agreement and shall be revoked if not executed and returned to Lisa Zajac within thirty (30) days of receipt by the Optionee..

2.

Award of Option. The Corporation hereby awards to the Optionee an option (the “Option”) to purchase from the Corporation such number of shares of the Corporation’s common stock (the “Shares”) at the exercise price set forth in this Option Agreement (the “Exercise Price”) below. This option shall vest equally over a three-year period. If the foregoing results in a fractional number of Shares subject to the Option vesting on any vesting date, the number of Shares subject to the Option vesting on the first and second vesting dates shall be rounded down to the previous whole number of Shares and the Shares subject to the Option vesting on the third vesting date shall be rounded up to the next whole number of Shares, as shall be necessary in order to result in a vesting of 100% of the Shares subject to the Option. The Compensation Committee of the Corporation may, in its sole discretion, convert this Option at any time to a stock settled stock appreciation grant.]

Number of Shares Subject to Option: 46,667

Exercise Price per Share: $52.235

Expiration Date: February 15, 2013

Vesting Schedule:

		Number of Shares Subject to Option

Vesting Dates	% of Grant	Incremental	Cumulative

February 15, 2007	33.33%	15,555	15,555
February 15, 2008	33.33%	15,556	31,111
February 15, 2009	33.34%	15,556	46,667

This option shall expire, and no shares may be purchased pursuant to this Option, after the expiration date set forth above (the “Expiration Date”).

EOAgmt

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3.

Not An Incentive Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be construed and interpreted in accordance with such intention.

4.

Vesting. Except as otherwise provided below, the Option shall vest and become exercisable as to the percentage of Shares subject to the Option on the vesting dates set forth above (the “Vesting Dates”).

(a)

Termination. Unless the Optionee’s employment is terminated for one of the reasons set forth in Section 4(b) through (i), at the Optionee’s termination of employment prior to the third anniversary of the date of this Agreement, the Optionee will vest in and have the right to purchase a percentage of the Shares subject to this Option determined by dividing (i) the number of whole months from the most recent anniversary of the grant date (February 15) to the termination date of the Optionee’s employment by (ii) 36, and the Option will cease to be exercisable and will be cancelled for the balance of the Shares subject to this Option.

Notwithstanding anything to the contrary contained herein, if the Optionee is on a leave of absence approved by the Corporation for medical, personal, educational and/or other permissible purposes pursuant to policies of the Corporation as in effect on the date hereof, for a consecutive twelve-month period, such Optionee will be deemed terminated for purposes of this Agreement on the twelve month anniversary of the commencement of such leave of absence and this Option shall cease to vest at the end of such twelve-month period and the Optionee will forfeit any unvested portion of the Option.

(b)

Cause, Dereliction of Duties or Harmful Acts; Breach of Share Ownership Guidelines; Loss of Equity Award Eligibility Status. (i) If the Optionee shall cause the Corporation to suffer financial harm or damage to its reputation (either before or after termination of employment) through (x) dishonesty, (y) violation of law in the course of the Optionee’s employment or violation of the Corporation’s Corporate Compliance Manual and compliance bulletins or other written policies, or (z) material deviation from the duties owed the Corporation by the Optionee, this Option, whether or not vested, shall expire and be cancelled to the extent it has not been exercised and be of no further force or effect.

(ii) If the Optionee is subject to the Minimum Share Ownership Policy, any false attestation made under the Minimum Share Ownership Policy may result in the immediate cancellation of this Option and all Prior Options (to the extent not exercised), whether or not vested.

(iii) If the Optionee’s employment status in the Corporation is changed such that the Optionee will no longer be eligible to receive options pursuant to the Equity Award Eligibility Policy of the Corporation as in effect on the date hereof and attached as Annex A to this Agreement and such changed status continues for a consecutive 90 day period, this Option shall cease to vest at the end of such 90-day period (and the Optionee will then vest in and have the right to purchase a percentage of the Shares subject to this Option determined by dividing (i) the number of whole months from the most recent anniversary of the grant date (February 15) to the end of such 90-day period by (ii) 36), and the Optionee will immediately forfeit any unvested portion of the Option.

	(c)	Death. If the Optionee shall die while employed, this Option shall vest as to all Shares subject to the Option on the date of the Optionee’s death.

(d)

Disability. If the Optionee’s employment shall terminate as a result of disability (as defined in Section 22(e)(3) of the Code), this Option shall vest as to all Shares subject to the Option on the date of the Optionee’s termination of employment.

(e)

Change of Control. This Option shall vest as to all shares immediately on the effective date of a change of control, provided the Optionee was actively employed by the Corporation on such date. For purposes of this Agreement the term “change of control” shall mean and shall be deemed to occur if and when:

(i)

Any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 40% of more of the combined voting power of the Corporation’s then outstanding securities; or

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(ii)

The individuals who, as of the Grant Date, constituted the Corporation’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual (other than any individual whose initial assumption of office is in connection with an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation A promulgated under the Securities Exchange Act of 1934)), becoming a director subsequent to the Grant Date, whose election, or nomination for election by the stockholders of the Corporation, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual was a member of the Incumbent Board; or

(iii)

Shareholders of the Corporation approve an agreement, providing for (a) a transaction in which the Corporation will cease to be an independent publicly owned corporation, or (b) the sale or other disposition of all or substantially all of the Corporation’s assets, or (c) a plan of partial or complete liquidation of the Corporation.

(f)

Involuntary Termination with Severance. If prior to the third anniversary of the date of this Agreement, the Optionee’s employment is terminated by the Corporation and, as a result, the Optionee becomes eligible for severance benefits under one of the Corporation’s Severance Plans, the Optionee will immediately vest in and have the right to purchase a percentage of the Shares subject to this Option determined by dividing (i) the number of whole months from the most recent anniversary of the grant date (February 15) to the date that is twelve months after the termination date of the Optionee’s employment by (ii) 36, and the Option will cease to be exercisable and will be cancelled for the balance of the Shares subject to this Option.

(g)

Divestiture. If prior to the third anniversary of the date of this Agreement, the Optionee’s employment is terminated by the Corporation due to a divestiture and the Optionee is employed by the purchasing entity, then the Optionee will immediately vest in a percentage of the Shares subject to this Option determined by dividing (i) the number of whole months from the most recent anniversary of the grant date (February 15) to the date that is twelve months after the termination date of the Optionee’s employment by (ii) 36, and the Option will cease to be exercisable and will be cancelled for the balance of the Shares subject to this Option.

(h)

Transfers. If the Optionee shall be transferred from the Corporation to a subsidiary company (being a 50% owned entity within the meaning of Section 425(f) of the Code), or joint venture or similar entity existing as of the date of this Agreement in which the Corporation has at least a 33.33% interest (“joint venture”) or vice versa or from one subsidiary company (or joint venture) to another, the Optionee’s employment shall not be deemed to have terminated. If, while the Optionee is employed by such a subsidiary company or joint venture, such subsidiary company or joint venture shall cease to be a subsidiary company or joint venture as described above and the Optionee is not thereupon transferred to and employed by the Corporation or another subsidiary company or joint venture as described above, then the Optionee’s employment will be treated as a termination due to a divestiture under clause (g) above as of the date that the Optionee’s employer ceases to be such a subsidiary company or joint venture of the Corporation.

(i)

Retirement. If the Optionee’s employment shall terminate with the consent of the Corporation on or after the Optionee’s attaining age 60, this Option shall vest and be exercisable as to all Shares subject to this Option on the effective termination date of the Optionee’s employment.

5.	Non-Transferability.

a)

The rights under this Option Agreement shall not be transferable other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Optionee only by the Optionee except to the extent of a disability (as defined in Section 22(e)(3) of the Code), in which case the Option may be exercised by the Optionee’s legal representative.

b)

If the Optionee is subject to the Minimum Share Ownership Policy, the Optionee agrees that any shares issued hereunder or pursuant to any Prior Option shall be subject to the restrictions set forth in the Minimum Share Ownership Policy. If the Optionee is not in compliance with the Minimum Share Ownership Policy, the Corporation may terminate the employment of such Optionee and/or the Option shall immediately terminate and cease to be exercisable. The Optionee hereby acknowledges and agrees that the investment risk associated with the retention of any Shares, whether pursuant to the Minimum Share Ownership Policy or otherwise, is the sole responsibility of the Optionee and Optionee hereby holds the Corporation harmless against any claim of loss related to the retention of the Shares.

6.

Exercise. The purchase price of Shares purchased hereunder shall be paid in full with, or in a combination of, (a) cash or (b) shares of the Corporation’s Common Stock that have been owned by the Optionee, and have been fully vested and freely transferable by the Optionee, for at least six months preceding the date of exercise of the Option, duly endorsed or accompanied by stock powers executed in blank. However, the Corporation in its discretion may permit the Optionee (if the

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Optionee owns shares that have been owned by the Optionee, and have been fully vested and fully transferable by the Optionee, for at least six months preceding the date of exercise) to “attest” to his ownership of the number of shares required to pay all or part of the purchase price (and not require delivery of the shares), in which case the Corporation will deliver to the Optionee the number of shares to which the Optionee is entitled, net of the “attested” shares. If payment is made in whole or in part with shares of the Corporation’s Common Stock, the value of such Common Stock shall be the mean between its high and low prices on the day of purchase as reported by The New York Times following the close of business on the date of exercise. No “reload” or other option will be granted by reason of any such exercise.

7.	Exercise After Termination of Employment, Death or Disability. The provisions covering the exercise of this Option following termination of employment are as follows:

(a)

Termination in General. If the Optionee shall terminate his employment for any reason other than those described in Section 7(b) through (f), all of the vested percentage of the Option may be exercised for ninety (90) days following such termination (but not beyond the Expiration Date) and the Option shall thereafter expire and cease to be exercisable;

(b)

Death. If the Optionee shall die while employed, the Option may be exercised through the Expiration Date in respect of all of the Shares subject to the Option. If the Optionee shall die after termination of employment but while the Option is still exercisable, it shall remain exercisable to the same extent through the first anniversary of the date of death but not beyond the Expiration Date;

	(c)	Disability. If the Optionee’s employment shall terminate as a result of disability (as defined in Section 22(e)(3) of the Code), the Option shall remain exercisable through the Expiration Date;

(d)

Involuntary Termination with Severance. If the Optionee’s employment is terminated by the Corporation and, as a result, the Optionee becomes eligible for severance benefits under the Corporation’s Severance Plans, then to the extent this Option is vested and exercisable (and becomes vested and exercisable under Section 4(f)), it may be exercised through the first anniversary of the date of termination (but not beyond the Expiration Date) and shall thereafter expire.

(e)

Divestiture. If prior to the third anniversary of the date of this Agreement, the Optionee’s employment is terminated by the Corporation due to a divestiture and the Optionee is employed by the purchasing entity, then to the extent this Option is vested and exercisable (and becomes vested and exercisable under Section 4(g)), it may be exercised through the first anniversary of the date of termination (but not beyond the Expiration Date) and shall thereafter expire.

(f)

Retirement. If the Optionee’s employment shall terminate as a result of Retirement as defined in Section 4(i) of this Option, all of the Option may be exercised as to all of the Shares subject to the Option through the Expiration Date.

          In no event may any portion of the Option be exercised after the Expiration Date.

8.

Consideration. In consideration for the Option granted by this Option Agreement, the Optionee hereby agrees to be bound by the Nondisclosure and Nonsolicitation provisions set forth in Sections 9 and 10 of this Option Agreement and the non-compete obligations set forth in the agreement between the Optionee and the Corporation or otherwise pursuant to any written policy of the Corporation. For purposes of Sections 9 and 10, the term “Company” shall mean the Corporation, its affiliates, divisions and subsidiaries, or any other entity in which the Corporation, directly or indirectly, controls or has an ownership or equity interest equal to or greater than 25.0% of the combined voting power of the entity’s then outstanding securities, and their respective successors and assigns.

9.	Nondisclosure of Confidential Information.

(a)

For purposes of this Option Agreement, the term “Confidential Information” shall mean all ideas, inventions, data, databases, know-how, processes, methods, practices, specifications, raw materials and preparations, compositions, designs, devices, fabrication techniques, technical plans, algorithms, computer programs, protocols, client information, medical records, documentation, customer names and lists, supplier names and lists, price lists, supplier names and lists, apparatus, business plans, marketing plans, financial information, chemical and biological reagents, business methods and systems, literary and graphical and audiovisual works and sound recordings, mask works, computer programs, and the like, and potential trade names, trademarks, and logos, in whatever form or medium and which have commercial value, and whether or not designated or marked “Confidential” or the like, which the Optionee learns, acquires, conceives, creates, develops, or improves while employed by the Company and which (1) relate to the past, current, or prospective business of the Company or its subsidiaries and (a) which have not previously been publicly disclosed without restrictions on use by the Company, or (b) which Optionee knows or has

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good reason to know are not generally publicly known; or (2) are received by the Company from a third party under an obligation of confidentiality to the third party.

(b)

The Optionee recognizes and acknowledges that during his or her employment with the Company, the Optionee may be given access to or develop Confidential Information. The Optionee shall not use or disclose (directly or indirectly) any Confidential Information (whether or not developed by the Optionee) at any time or in any manner, except as authorized and required in the course of employment with the Company. The Optionee shall not disclose to the Company or use on behalf of the Company any Confidential Information obtained from any former employer or any other third party. All documents and things embodying Confidential Information, whether prepared by the Optionee or otherwise coming into the Optionee’s possession, are the exclusive property of the Company, and must not be removed from any of its premises except as required in the course of employment with the Company. All such documents and things shall be promptly returned by the Optionee to the Company upon the request of the Company and on any termination of employment with the Company. The Optionee will not remove any Confidential Information such as documents or things or retain them in whole or part in any manner. The Optionee shall ensure that any export of Confidential Information undertaken by the Optionee or with his/her knowledge or approval shall be in compliance with all applicable laws.

(c)

The Optionee shall promptly disclose to the Company all Confidential Information which the Optionee creates, conceives, develops, or improves (either alone or with others) referred to below as a “Creation” while in the employment of the Company, if the Creation either: (1) relates to any actual or demonstrably contemplated business, or research or development project, of the Company or its subsidiaries, or to any reasonable extension or variation thereof; or (2) results from any work performed by the Optionee for the Company; or (3) was created utilizing any of the Company’s equipment, supplies, facilities, time, or Confidential Information. The Optionee shall keep complete, accurate, and authentic records on all Creations in the manner and form requested by the Company. The Optionee shall promptly disclose to the Company, in confidence, all patent, copyright, and trademark applications filed by the Optionee within one (1) year after termination of employment with the Company and which relate to any field in which the Optionee worked at the Company. The Optionee agrees that any such application for a patent, copyright registration, trademark registration, mask work registration, or similar right filed within one (1) year after termination of employment with the Company shall be presumed to relate to a Creation of the Optionee created during employment at the Company, unless the Optionee can prove otherwise.

(d)

The Optionee hereby assigns to the Company all of the Optionee’s rights in all of the above-described Creations. All such Creations that are subject to copyright or mask work protection are explicitly considered by the Optionee and the Company to be works made for hire to the extent permitted by law. To the extent that any such Creations are subject to copyright protection and are not works made for hire, any and all of the Optionee’s copyright and mask work interest therein are hereby assigned by the Optionee to the Company, and are the exclusive property of the Company.

(e)

The Optionee agrees to assist the Company in obtaining and/or maintaining patents, copyrights, trademarks, mask work rights, and similar rights to any Creations assigned by the Optionee to the Company, if and to the extent that the Company, in its sole discretion, requests such assistance, the Optionee shall sign all documents and do all other things deemed necessary by the Company, at the Company’s expense, to obtain and/or maintain such rights, to provide confirmatory evidence of the Optionee’s assignment of such Creations to the Company, to defend them from invalidation, and to protect them against infringement by other parties. The obligations of this paragraph are continuing and survive the termination of the Optionee’s employment with the Company. The Optionee irrevocably appoints the Chief Executive Officer of the Company (with powers of delegation) to act as the Optionee’s agent and attorney-in-fact to perform all acts as the Optionee’s agent and to file, prosecute, and maintain applications and registrations for patents, trademarks, copyrights, mask work rights, and similar rights to any Creations assigned by the Optionee to the Company under this Option Agreement, such appointment being effective both during the Optionee’s employment by Company, and thereafter if the Optionee (1) refuses to perform those acts, or (2) is unavailable, within the meaning of any applicable laws. The Optionee acknowledges that the grant of the foregoing power of attorney is coupled with an interest, is irrevocable, and shall survive his/her death or disability.

10.	Nonsolicitation

(a)

For a period of one (1) year following the termination of the Optionee’s employment for any reason, the Optionee will not directly or indirectly solicit the Business of any customer of the Company of whom the Optionee acquired knowledge and/or had direct or indirect contact during the one (1) year period prior to the termination of the Optionee’s employment relationship with the Company for any purpose other than to obtain, maintain and/or service the customer’s Business for the Company.

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(b)

For a period of one (1) year following the termination of the Optionee’s employment for any reason, the Optionee agrees not to, directly or indirectly, recruit or solicit any employees of the Company to work for the Optionee or any other person or entity.

	(c)	As used in this Option Agreement, the following terms shall have these respective definitions:

(i)

“Current Business” shall mean and include: providing clinical testing information services for the diagnosis, monitoring, and treatment of disease; providing clinical laboratory management services; providing medical informatics services (i.e., the statistical analysis of medical information) and consulting services based on such analysis; providing data analysis, medical information services, and database management services for the health care industry; providing clinical testing information services in support of clinical trials, and clinical testing products for use in clinical trials; providing services of storage, retrieval, and communication of medical information via interactive computer networks; providing to managed care organizations, hospitals, employers, and other institutional healthcare providers access to a network of clinical diagnostic laboratories providing services of processing requests for diagnostic tests, performing tests, reporting test results, and paying claims to network laboratories; providing quality and utilization management; providing consolidated chronological reports in graphical and/or numerical form, representing the results of clinical diagnostic tests performed on individual patients and groups of patients over monitored periods of time, together with analysis of the results; and manufacturing and selling clinical diagnostic assay kits, apparatus, and reagents.

(ii)

“Business” shall include the Current Business and any other product or service which the Company provided during the one (1) year period prior to the Optionee’s termination of employment and during the one (1) year period following the Optionee’s termination of employment, but the restriction on products and services introduced after the Optionee’s termination of employment shall exclude products and services that were not planned, discussed, or contemplated prior to the Optionee’s termination of employment.

(iii)

“Indirectly Solicit” shall include, but is not be limited to, providing the Company’s Confidential Information to another individual, or entity, allowing the use of the Optionee’s name by any company (or any employees of any other company) other than the Company, in the solicitation of the Business of Company’s customers.

11.

Damages and Injunctive Relief. The Optionee understands that if the terms of Section 9 and/or 10 of this Option Agreement are violated, the Corporation would be seriously and irreparably damaged, and agrees that the Corporation will be entitled to seek appropriate remedies for those damages, including, without limitation, injunctive relief to enforce any provision of this Agreement and all reasonable attorney’s fees incurred by the Corporation to enforce the terms of these Sections.

12.

Forfeiture. The Optionee will immediately forfeit any unexercised portion of the Option for any violations of (i) the terms of Sections 9 and/or 10 of this Agreement and/or (ii) the non-compete obligations set forth in the agreement between the Optionee and the Corporation or otherwise pursuant to any written policy of the Corporation, in addition to any equitable and legal rights the Corporation has or may have. The Optionee understands that the forfeiture of any unexercised portion of the Option is only one element of the damages potentially sustained by the Corporation for a violation of Sections 9 and/or 10 of this Agreement or the non-compete obligation described above, and such forfeiture shall not constitute a release of any claim that the Company may have for damages, past, present, or future.

13.

(a) Consent Requirement. If the Corporation shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of this Option, the issuance or purchase of Shares or other rights hereunder, or the taking of any other action hereunder (a “Plan Action”), then no such Plan Action shall be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Corporation.

(b) Definition of Consent. The term “consent” as used herein with respect to any action referred to in Section 13(a) means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the Optionee with respect to the disposition of Shares, or with respect to any other matter, which the Corporation shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies, and (iv) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Corporation. Nothing herein shall require the Corporation to list, register or qualify the Shares of its common stock on any securities exchange.

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14.

Invalidity and Enforcement. If any provision of this Agreement is deemed invalid or unenforceable, either in whole or in part, this Option Agreement will be deemed amended to delete or to modify, as set forth in this Section, the offending provision or provisions and to alter the bounds of this Agreement in order to render it valid and enforceable. The Corporation and the Optionee specifically request that any court having jurisdiction over any dispute relating to this Option Agreement modify, if possible, any offending provision so that such provision will be enforceable to the maximum extent permitted by State law.

15.

Employee at Will. The Optionee understands that his/her employment with the Corporation is at will and that it can be terminated at any time by the Optionee and/or the Corporation, subject to the rights of Optionee under the Employment Agreement dated as of August 8, 2005 between LabOne, Inc. and Optionee.

16.	Enforcement by Successors and Assigns. The Corporation and any of its successors or assignees may enforce the Corporation’s rights under this Option Agreement.

17.

Entire Agreement. The Agreement supersedes any prior agreement or understandings between the Optionee and the Company with respect to nonsolicitation, nonuse, and non-disclosure and constitutes the entire agreement between the Corporation and the Optionee. No modification of this Option Agreement will have any force or effect unless such modification is in writing, signed by the Chief Executive Officer of the Corporation and the Optionee, and expressly indicates an intent to modify this Option Agreement.

18.

Interpretation. Any dispute, disagreement or matter of interpretation which shall arise under this Agreement shall be finally determined by the Corporation’s Compensation Committee in its absolute discretion.

19.	Notice of Exercise. The Optionee may exercise the Option, in accordance with the procedures specified by the Corporation from time to time.

20.

Rights Prior to Exercise. The Optionee shall not have any rights as a stockholder with respect to any Shares subject to this Option prior to the date on which he/she is recorded as the holder of such Shares on the records of the Corporation.

21.

Taxes. The Corporation may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to this Option.

22.

Governing Law. This Option Agreement and all rights hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the state of New Jersey applicable to contracts made and to be performed entirely within such state.

23.

Acknowledgements. By execution of this Non-Qualified Stock Option Grant Agreement, the Optionee agrees that he/she has received and reviewed a copy of:
(a) the Prospectus (link to Prospectus:
http://questnet1.qdx.com/Business_Groups/Legal/policies/stock_option/stock_option.htm) relating to the Corporation’s Employee Equity Participation Program and;
(b) the Quest Diagnostics Incorporated 2005 Annual Report (link to 2005 Annual Report:
http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=DGX&script=700 to Shareholders and Form 10-K);
(c) the Corporation’s Policy for Purchasing and Selling Securities (“the Policy”) (link to Trading Policy: http://questnet1.qdx.com/Business_Groups/Legal/policies/policies.htm.) The Optionee further agrees to fully comply with the terms of the Policy;
(d) the Corporation’s Executive Share Ownership Guidelines (link to guidelines:
http://questnet1.qdx.com/Business_Groups/Legal/policies/policies.htm); and
(e) the Corporation’s Equity Award Eligibility Policy attached hereto as Annex A.

OPTIONEE:

By:

W. Thomas Grant, II

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Annex A
Quest Diagnostics Incorporated
“Equity Award Eligibility Policy”

Option Eligibility

•	Unreduced Work Schedule
•	One of the following salary grades:
	•	Corporate VP or Higher
	•	Salary Grade 53 or Higher
	•	Research & Development - Grade RD6 or Higher
	•	Medical Director - Grade MD2

For employees whose salary is administered outside the standard Quest structure (i.e., MedPlus, International, Clinical Trials Europe), a Quest Diagnostics salary grade has been assigned consistent with the above requirements. This grade is stored within the Company’s Stock Administration System.

IMPORTANT: Meeting the criteria for “Option Eligibility” does not guarantee an award. All grants are subject to a separate approval process.